Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

Savings Plan Committee
The Gillette Company Employees’ Savings Plan

We consent to the incorporation by reference herein of our report dated June 9, 2000 relating to the statements of net assets available for plan benefits of The Gillette Company Employees’ Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for each of the years in the two-year period ended December 31, 1999 which appears in the December 31, 1999 annual report on Form 11-K of The Gillette Company Employees’ Savings Plan.

                KPMG LLP
                KPMG LLP

Boston, Massachusetts
February 15, 2001